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                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT



  LexaLite International Corporation, a Delaware corporation

  Calnetics Corporation, a California corporation

  Agricultural Products, Inc., a California corporation

  KVP Systems, Inc., a California corporation

  Manchester Plastics Co., Inc., a California corporation

  Ny-Glass Plastics, Inc., a California corporation

  GST Industries, Inc., a California corporation

  Fullerton Holdings, Inc., a California corporation

  Summa International, Inc., a Virgin Islands corporation